Exhibit 10.1

May 16, 2007

John Batty

Address

Dear John,

It is our pleasure to offer you the position of Chief Financial Officer and Executive Vice President as a Section 16(b) Officer with Affymetrix at an annual salary of $360,000 (bi-weekly $13,846.15) reporting to Steve Fodor, Chief Executive Officer.

You will be eligible to participate in the Affymetrix Annual Bonus Program with an award level targeted at 50% of annual base salary. The actual bonus amount is determined each year by the Compensation Committee of the Board of Directors based on corporate achievement — financial performance and corporate goals — and your individual goal achievement. In your first year of employment, this bonus will be pro-rated based on your start date. For 2007 only, your minimum bonus will be the pro-rated amount of your target bonus so long as you remain employed with Affymetrix on the day the bonus is paid in February of 2008.

In addition, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards. The first is a Stock Option Grant of 30,000 shares of common stock of Affymetrix. These options will vest 25% per year over a four (4) year period beginning on your start date, and will have an exercise price equal to fair market value on the grant date. If you are involuntarily terminated without Cause (as defined in the Company’s Amended and Restated 2000 Equity Incentive Plan), you will have 12 months after termination to exercise these options to the extent they are vested on your termination date, but in no event may the options be exercised after the original expiration date of the option. This is subject to you signing a general release of claims.

The second is a grant of 30,000 full-value restricted shares of common stock of Affymetrix, of which 10,000 will vest on the first anniversary of your start date, 10,000 will vest on the second anniversary of your start date, and 5,000 will vest on each of the third and fourth anniversaries of your start date, provided that you continue to be an employee of Affymetrix on such dates. If you are involuntarily terminated without Cause (as defined in the Company’s Amended and Restated 2000 Equity Incentive Plan) after the third anniversary of your start date but prior to your final vesting date, the remaining unvested portion of this restricted share award will become vested. This is subject to you signing a general release of claims. The terms of these grants will be governed in all respects by the terms of the applicable Affymetrix equity incentive plan and the equity agreement that will be provided to you after commencement of your employment.

As a condition of employment, we will require that you sign a copy of the company’s Confidentiality and Nondisclosure Agreement.

Federal Immigration Law requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens. Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States. Please bring the appropriate original documentation on your first day of work. A list of acceptable I-9 documentation is attached for your review.

Your employment is at will, and no special or implied conditions of employment are established unless they are made in writing by the CEO of Affymetrix.

This offer is contingent upon satisfactory completion of reference check and background checks.

If you have any questions, please feel free to contact me at (408) 731-5622. To indicate acceptance of this offer, please return a signed copy of this letter to me by May 16, 2007, close of business. You can fax the letter back to me at (408) 731-5855.

John, your skills, experience and high potential are respected and valued by everyone with whom you met here at Affymetrix. We look forward to having you accept this offer and join us in strengthening our Finance Department and realize the promise of our technology to enhance the quality of life.

Sincerely,

/s/ Lori Ciano

Lori Ciano

Senior Vice President, Human Resources

Offer Acceptance:

/s/ John Batty	05/16/2007
John Batty	Date

06/18/2007
Start Date